UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 10, 2004

COX COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-6590 (Commission File Number)	58-2112288 (I.R.S. Employer Identification Number)

1400 Lake Hearn Drive Atlanta, Georgia (Address of Principal Executive Offices)	30319 (Zip Code)

(404) 843-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, on December 9, 2004, Cox Communications, Inc. announced a private placement of senior notes pursuant to Rule 144A and Regulation S of the Securities Act of 1933, as amended. On December 15, 2004, Cox completed the private placement of $500 million aggregate principal amount of Floating Rate Notes due 2007 (the “Floating Rate Notes”), $1.25 billion aggregate principal amount of 4.625% Notes due 2010 (the “5-year Notes”) and $1.25 billion aggregate principal amount of 5.450% Notes due 2014 (the “10-year Notes” and together with the Floating Rate Notes and the 5-year Notes, the “Notes”) and received aggregate net proceeds of approximately $3.0 billion. Cox used such proceeds to repay its 18-month unsecured $3.0 billion term loan, which Cox entered into and drew down to fund the purchase of the Class A common stock not beneficially owned by Cox Enterprises, Inc. (“CEI”) pursuant to the joint tender offer for such shares. For more information about Cox’s joint tender offer, see Cox’s Current Report on Form 8-K, dated and filed December 8, 2004.

In connection with the offering, Cox entered into a Purchase Agreement, a Supplemental Indenture and three Registration Rights Agreements, one for each series of notes.

Pursuant to the Purchase Agreement, dated December 10, 2004, Cox privately placed the Notes with a group of initial purchasers, which included Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC and Wachovia Capital Markets, LLC as representatives of the initial purchasers. The Purchase Agreement provides that Cox will indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments the initial purchasers may be required to make in respect thereof. A copy of the Purchase Agreement is being filed as Exhibit 1.1 to this report.

The terms of the Notes are governed by the Seventh Supplemental Indenture, dated as of December 15, 2004, between Cox and The Bank of New York Trust Company, N.A. The Seventh Supplemental Indenture supplements that certain Indenture, dated as of June 27, 1995, between Cox and The Bank of New York. The following is a summary of the material terms of each of the Floating Rate Notes, the 5-year Notes and the 10-year Notes:

Maturity	Floating Rate Notes due 2007: December 14, 2007.

4.625% Notes due 2010: January 15, 2010.

5.450% Notes due 2014: December 15, 2014.

Interest	Floating Rate Notes: Initially 3.04% per annum for the quarterly period ending March 13, 2005 and reset for each interest period thereafter. Interest will be payable quarterly on March 14, June 14, September 14 and December 14 of each year, beginning March 14, 2005.

5-year Notes due 2010: 4.625% per annum, payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2005.

10-year Notes due 2014: 5.450% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005.

Ranking	The Notes are unsecured obligations of Cox and will rank equally with all of Cox’s other senior unsecured indebtedness.

Optional Redemption	Cox may not redeem the Floating Rate Notes prior to maturity.

Cox will have the right to redeem the 5-year Notes or the 10-year Notes at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to the greater of:

o	100% of the principal amount of the Notes subject to redemption; and

o	the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on the Notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 5-year Notes and 20 basis points in the case of the 10-year Notes;

plus, in either case, accrued and unpaid interest thereon to the date of redemption.

If money sufficient to pay the redemption price of and accrued and unpaid interest on all of the notes to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

DTC Eligibility	The Notes will be issued in fully registered book-entry form and will be represented by one or more permanent 144A global securities and Regulation S global securities without coupons deposited with a custodian for and registered in the name of a nominee of DTC in

New York, New York. Beneficial interests in any such global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated notes, except in limited circumstances described in the indenture governing the Notes. Settlement and all secondary market trading activity for the notes will be in same day funds.

Transfer Restrictions	The Notes have not been registered under the Securities Act, and all of such Notes are subject to certain restrictions on transfer.

The foregoing is a summary of the material terms of each series of Notes, as set forth in the Seventh Supplemental Indenture. As a summary of the material terms of the Seventh Supplemental Indenture, it does not purport to be complete and is subject to, and qualified in its entirety by, the terms of the Seventh Supplemental Indenture, including the forms of the Global Note for each of the Floating Rate Notes, the 5-year Notes and the 10-year Notes, that is being filed with this report as Exhibit 4.1 and incorporated herein by reference.

On December 15, 2004, also in connection with the private placement, Cox entered into a separate Registration Rights Agreement for each of the Floating Rate Notes, the 5-year Notes and the 10-year Notes. Each Registration Rights Agreement has substantially similar terms and provides that Cox will use its commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register a new series of Floating Rate Notes, 5-year Notes and 10-year Notes with substantially similar terms and the Floating Rate Notes, the 5-year Notes and the 10-year Notes privately placed by Cox. Cox has agreed, among other things, to file such registration statement on or before April 14, 2005 and to use commercially reasonable efforts to have such registration statement declared effective by the SEC on or before June 13, 2005. Cox will be required to pay liquidated damages to the holders of the Notes, in the form of increased interest rates, if, among other things, Cox fails to meet either of these deadlines, until such time as Cox has filed such registration statement or upon effectiveness of such registration statement.

The Floating Rate Notes Registration Rights Agreement, the 5-year Notes Registration Rights Agreement and the 10-year Notes Registration Rights Agreement are being filed as Exhibits 4.2, 4.3 and 4.4, respectively, to this report.

Item 8.01. Other Events

Litigation Update

On December 13, 2004, Cox mailed a Notice of Merger and Appraisal Rights (the “Notice”) to each holder of record of Class A common stock of Cox entitled to appraisal rights pursuant to Section 262(d)(2) of the General Corporation Law of the State of Delaware (the “DGCL”) informing the recipients of the Notice that CEI-M Corporation, a Delaware corporation (“CEI-M”) and an indirect subsidiary of Cox Enterprises, Inc., was merged with and into Cox with Cox as the surviving corporation, effective at 4:01 p.m. on December 8, 2004. The Notice further notified the recipients of their appraisal rights pursuant to Section 262 of the DGCL and explained that each outstanding share of Class A common stock (the “Shares”) of Cox (other than Shares held by Cox Enterprises, Inc. and its subsidiaries or Shares held in Cox’s treasury or by any wholly owned subsidiary of Cox) had been converted, subject to the recipients’ appraisal rights, into the right to receive $34.75 in cash upon the surrender such recipient’s Share(s). The merger was effected pursuant to Section 253 of the DGCL and the terms of an Agreement and Plan of Merger, dated October 19, 2004, by and among Cox, Cox Enterprises, Inc., Cox Holdings, Inc. and CEI-M. A copy of the Notice is attached as Exhibit 99.1 to this report.

Ratings Downgrades

On December 9, 2004, Standard and Poor’s (“S&P”), citing the increase in indebtedness incurred to complete Cox and Holdings’ joint tender offer to purchase all of Cox’s outstanding Cox Class A common stock that Cox Enterprises, Inc. did not beneficially own and the follow-on merger, lowered the corporate credit rating of Cox from BBB to BBB– with a stable outlook. On December 6, 2004, Fitch Ratings (“Fitch”) lowered the corporate credit rating of Cox from BBB to BBB– with a stable outlook. On October 27, 2004, Moody’s Investors Service (“Moody’s”) downgraded Cox’s corporate credit rating from Baa2 to Baa3 with a stable outlook. Moody’s also rated Cox’s new credit facility Baa3. Moody’s and Fitch also cited their expectation that Cox would undertake asset sales, private equity capital transactions or a combination of these to reduce debt incurred to fund the tender offer and the follow-on merger. Management regularly reviews Cox’s operations and investments to determine whether current operations and investments are consistent with Cox’s plans for the future, but no determination has been made with respect to identifying assets to sell or the timing of such sales or whether private equity capital or some combination would be appropriate for the company. Cox believes that the downgrades by S&P, Fitch and Moody’s will not have a material adverse impact on its liquidity.

New Accounting Pronouncement

On September 29, 2004, the SEC announced that a direct value method should be used to determine the fair value of all intangible assets required to be recognized under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and that registrants should apply a direct value method to such assets acquired in business combinations completed after September 29, 2004. Further, registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform an impairment test, the transition test, using a direct value method on all intangible assets that were previously valued using the residual method under SFAS No. 142, “Goodwill and Other Intangible Assets,” no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method by entities previously applying the residual method should be reported as a cumulative effect of a change in accounting principle. Related deferred tax effects should also be reported as part of the cumulative effect of a change in accounting principle. Reclassification of recorded balances between goodwill and intangible assets immediately prior to adoption is prohibited. Early adoption of this SEC position is encouraged.

Consistent with this SEC position, Cox will apply a direct value method to determine the fair value of all intangible assets required to be recognized under SFAS No. 141 for such assets acquired in business combinations completed after September 29, 2004. In addition, during the fourth quarter of 2004, Cox will perform a transition test to the valuation of its indefinite-lived intangible assets comprised of cable franchise rights, acquired prior to September 29, 2004 and were previously valued using the residual method. The application of this transition test to Cox’s indefinite-lived intangible assets using the direct value method is expected to result in a non-cash charge that may be material. This non-cash charge will be reported as a cumulative effect of a change in accounting principle, net of tax, in Cox’s consolidated statement of operations for the year ended December 31, 2004, as prescribed by the foregoing SEC position. Further, Cox currently estimates that this non-cash charge may range from approximately $2.5 billion to approximately $3.5 billion, on a pre-tax basis. This is a preliminary estimate made in good faith and further analysis and review by management is required. The final non-cash charge could be above or below current estimates.

Item 9.01. Financial Statements and Exhibits.

     (a) None

     (b) None

     (c) Exhibits

1.1	Purchase Agreement, dated as of December 10, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. Lehman Brothers Inc., Banc of America Securities LLC, and Wachovia Capital Markets, LLC, as representatives of the several Initial Purchasers.

4.1	Seventh Supplemental Indenture, dated as December 15, 2004, between Cox Communications, Inc. and The Bank of New York Trust Company, N.A.

4.2	Registration Rights Agreement, dated as of December 15, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as representatives of the Initial Purchasers for Cox’s Floating Rate Notes due 2007.

4.3	Registration Rights Agreement, dated as of December 15, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as representatives of the Initial Purchasers for Cox’s 4.625% Notes due 2010.

4.4	Registration Rights Agreement, dated as of December 15, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Banc of America Securities LLC, as representatives of the Initial Purchasers for Cox’s 5.450% Notes due 2014.

99.1	Notice of Merger and Appraisal Rights.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: December 16, 2004

COX COMMUNICATIONS, INC.
By:	/s/ Jimmy W. Hayes
Jimmy W. Hayes
Executive Vice President, Finance and Chief Financial Officer